 EX‑34.43

(logo) CURCIO

+COHEN

Report of Independent Registered Public Accounting Firm

Managing Member

Park Bridge Lender Services LLC

New York, NY

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of 2016 Compliance by Park Bridge Lender Services LLC with Regulation AB Servicing Criteria (“Management’s Report”), that Park Bridge Lender Services LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB as of and for the year ended December 31, 2016, excluding those criteria noted as not applicable (N/A) within Exhibit B to Management’s Report. The transactions covered by this report are only those transactions processed by the Company in its capacity as trust advisor or operating advisor for the asset backed securities transactions (the “Platform”) identified in Management’s Report. Reference Exhibit A to Management’s Report for the transactions covered by this examination. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of a selected sample of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the applicable servicing criteria during the specified period. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our examination was not designed to detect material noncompliance arising from errors that may have occurred prior to or subsequent to our tests, that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria identified in Exhibit B to Management’s Report with respect to the transactions identified in Exhibit A to Management’s Report as of and for the year ended December 31, 2016, for the Platform, is fairly stated in all material aspects.

/s/ Curcio & Cohen, CPA’s, P.C.

New York, NY

February 2, 2017

CERTIFIED PUBLIC ACCOUNTANTS PC 7 PENN PLAZA, SUITE 1500 NEW YORK NY 10001

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